Exhibit 99.1

FOR IMMEDIATE RELEASE

May 15, 2006

VALSPAR REPORTS SECOND QUARTER EARNINGS

MINNEAPOLIS, MINNESOTA – The Valspar Corporation (NYSE–VAL), a leading coatings manufacturer, today reported net income for the second quarter ended April 28, 2006 of $47,935,000 or $0.46 per diluted share versus net income of $39,241,000 or $0.38 per diluted share for the comparable period last year. This year’s results include expenses of $0.01 per diluted share related to Valspar’s manufacturing rationalization plan and $0.01 per diluted share for stock based compensation. Last year’s results included $0.02 per diluted share from the favorable settlement of a lawsuit. Sales for the quarter increased 8.6% to $766,816,000, compared to $705,942,000 last year.

Net income for the first six months of fiscal 2006 was $70,476,000 or $0.69 per diluted share, compared with $50,939,000 or $0.49 per diluted share for the same period a year ago. Sales for the first half increased 10.6% to $1,396,581,000 compared to first half sales of $1,263,086,000 a year ago.

Commenting on the second quarter and outlook for the year, William L. Mansfield, President and Chief Executive Officer, said, “Our improved second quarter performance was driven by continued sales strength in our Paints and Coatings segments, progress in recovering raw material cost increases and improved manufacturing efficiencies. We expect full year earnings per share in the range of $1.55 to $1.65, which is $0.10 per share higher than previous guidance. This estimate includes expensing stock based compensation and the net cost of our manufacturing rationalization plan.”

For further information, contact Lori A. Walker, Vice President, Treasurer and Controller at Valspar / 612-375-7350.

Note: Valspar will host a conference call on Monday, May 15th at 10:00 AM CST. The call can be heard live over the Internet at Valspar’s website at http://www.valspar.com under Investor Relations. Those unable to participate during the live broadcast can access an archive of the call on the Valspar website. A taped replay of the call can also be accessed by dialing 1-800-475-6701 in the U.S. or 320-365-3844 outside the U.S. beginning at 1:30 PM, using access code 828159.

This press release contains certain “forward-looking” statements. These forward-looking statements are based on management’s expectations and beliefs concerning future events. Forward-looking statements are necessarily subject to risks, uncertainties and other factors, many of which are outside the control of the Company that could cause actual results to differ materially from such statements. These uncertainties and other factors include, but are not limited to, dependence of internal earnings growth on economic conditions and growth in the domestic and international coatings industry; risks related to any future acquisitions, including risks of adverse changes in the results of acquired businesses and the assumption of unforeseen liabilities; risks of disruptions in business resulting from the integration process and higher interest costs resulting from further borrowing for any such acquisitions; our reliance on the efforts of vendors, government agencies, utilities and other third parties to achieve adequate compliance and avoid disruption of our business; risks of disruptions in business resulting from the Company’s relationships with customers and suppliers; unusual weather conditions adversely affecting sales; changes in raw materials pricing and availability; delays in passing along cost increases to customers; changes in governmental regulation, including more stringent environmental, health and safety regulations; the nature, cost and outcome of pending and future litigation and other legal proceedings; the outbreak of war and other significant national and international events; and other risks and uncertainties. The foregoing list is not exhaustive, and the Company disclaims any obligation to subsequently revise any forward-looking statements to reflect events or circumstances after the date of such statements.

THE VALSPAR CORPORATION
COMPARATIVE CONSOLIDATED EARNINGS
For the Quarters Ended April 28, 2006 and April 29, 2005

	Second Quarter		Year-To-Date
(Dollars in thousands, except per share amounts)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)

	2006	2005	2006	2005

Net Sales	$766,816	$705,942	$1,396,581	$1,263,086
Cost of Sales	534,708	502,847	983,997	911,265
Operating Expenses	147,600	134,729	281,539	252,848

Income From Operations	84,508	68,366	131,045	98,973
Interest Expense	10,930	10,928	21,710	21,460
Other (Income) Expense, Net	346	(1,975)	1,155	(469)

Income Before Income Taxes	73,232	59,413	108,180	77,982
Income Taxes	25,297	20,172	37,704	27,043

Net Income	$47,935	$39,241	$70,476	$50,939

Net Income per Common Share-basic	$0.47	$0.38	$0.70	$0.50
Net Income per Common Share-diluted	$0.46	$0.38	$0.69	$0.49

Average Number of Shares O/S-basic	101,344,587	102,090,696	100,924,295	102,485,438
Average Number of Shares O/S-diluted	103,116,052	104,207,352	102,487,907	104,896,236

THE VALSPAR CORPORATION
CONSOLIDATED BALANCE SHEETS

(Dollars in thousands)	April 28, 2006	October 28, 2005	April 29, 2005

	(Unaudited)		(Unaudited)
Assets
Current Assets:
Cash and Cash Equivalents	$58,359	$52,845	$51,035
Accounts Receivable, Net	516,032	462,396	475,692
Inventories	251,632	230,640	237,068
Other	110,018	119,323	113,921

Total Current Assets	936,041	865,204	877,716
Goodwill, Net	1,064,856	1,064,931	1,002,035
Other Assets, Net	398,786	403,206	414,939
Property, Plant & Equipment, Net	417,515	427,822	429,012

Total Assets	$2,817,198	$2,761,163	$2,723,702

Liabilities and Stockholders’ Equity
Current Liabilities:
Notes Payable to Banks	$12,754	$29,281	$329,584
Trade Accounts Payable	302,139	260,070	264,839
Income Taxes	50,429	58,120	52,045
Accrued Liabilities	253,488	278,160	226,403

Total Current Liabilities	618,810	625,631	872,871
Long Term Debt	698,148	706,415	465,201
Deferred Liabilities	360,843	368,025	366,684
Stockholders’ Equity	1,139,397	1,061,092	1,018,946

Total Liabilities and Stockholders’ Equity	$2,817,198	$2,761,163	$2,723,702

The Valspar Corporation
Other Financial Data
Dollars in millions, except per share amounts

	Quarter 2			YTD
	2006	2005	2004	2006	2005	2004
I. Comparison year over year
Earnings Per Share
Diluted EPS, reported	$0.46	$0.38	$0.37	$0.69	$0.49	$0.54
Adjustments Per Share, net of tax:
Manufacturing Rationalization, net	$0.01	$—	$—	$0.02	$—	$—
Stock Based Compensation	$0.01	$—	$—	$0.02	$—	$—
Favorable settlement of a lawsuit	$—	$0.02	$—	$—	$0.02	$—

Gross Margin, as a percentage of net sales *
Gross Margin, reported	30.3%	28.8%	31.4%	29.5%	27.9%	30.8%
Gross Margin, adjusted for net cost of manufacturing
rationalization	30.6%	28.8%	31.4%	29.9%	27.9%	30.8%

Operating Expense as a percentage of net sales *
Operating Expense, reported	19.2%	19.1%	19.9%	20.2%	20.0%	20.8%
Operating Expense, adjusted for stock based compensation	19.0%	19.1%	19.9%	19.9%	20.0%	20.8%

Operating Profit, as a percentage of net sales
Operating Profit, reported	11.0%	9.7%	11.6%	9.4%	7.8%	10.0%
Operating Profit, adjusted for net cost of manufacturing
rationalization and stock based compensation	11.6%	9.7%	11.6%	10.0%	7.8%	10.0%

	Quarter 2		YTD
	2006	2005	2006	2005
II. Segment Data
Sales
Paint	$260.9	$233.8	$448.6	$392.4
Coatings	$422.0	$399.0	$803.0	$739.2
All Other less intersegment sales	$83.9	$73.1	$145.0	$131.5
Total	$766.8	$705.9	$1,396.6	$1,263.1

Earnings Before Interest and Taxes (EBIT)
Paint	$32.4	$24.7	$40.5	$33.0
Coatings	$54.5	$43.6	$98.5	$68.8
All Other	$(2.7)	$2.0	$(9.1)	$(2.4)
Total	$84.2	$70.3	$129.9	$99.4

*   Certain amounts in prior years’ financial statements have been reclassified to conform with the 2006 presentation.